EXHIBIT 10.4

AMENDED EMPLOYMENT AGREEMENT

for

Thomas Colatsky

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as July 28, 2005, by and between Thomas Colatsky (“Executive”) and Icoria, Inc. (“Company” or “Icoria”).

WHEREAS, Executive has been an employee of the Company since August 5, 2002;

WHEREAS, Executive and the Company, f/k/a Paradigm Genetics, Inc., entered into an employment agreement executed by Executive on November 22, 2002 (the “Employment Agreement”);

WHEREAS, Executive desires to receive from the Company certain enhanced severance benefits and other benefits as described herein;

WHEREAS pursuant to the Employment Agreement, it may be amended or modified only by an agreement in writing executed by the parties thereto; and

WHEREAS, the Company and Executive agree that it is in their mutual best interest to modify the Employment Agreement as provided herein;

NOW THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which hereby are acknowledged, the Employment Agreement is amended and restated as follows:

1.	EMPLOYMENT BY THE COMPANY.

1.1	Effective Date and Term. The effective date of this Agreement shall be July 28, 2005 (“Effective Date”). The employee is employed on an “at will” basis. Employee’s salary and performance will be reviewed at least annually for compensation changes. This Agreement supercedes the Employment Agreements dated August 5, 2002 and November 22, 2002.

1.2	Position. Subject to terms set forth herein, the Company agrees to employ Executive in the position of Vice President, Healthcare-Research and Chief Scientific Officer or in such other management position as the Board of Directors of the Company or any successor interest may from time-to-time assign, and Executive hereby accepts such employment. Executive’s principal place of employment during the entire period of this Agreement shall be Raleigh/Durham, North Carolina or within 50 miles of Raleigh/Durham, North Carolina. During the term of his employment with the Company, Executive will devote his best efforts and all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies) to the business of the Company.

1.3	Duties. Executive shall have such duties, responsibilities, and authority as are customarily associated with his then current title and as assigned to Executive by the Chief Executive Officer or the Board of Directors. The Chief Executive Officer or the Board of Directors has the right to assign and change Executive’s duties at any time.

1.4	Other Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions.

2.	COMPENSATION.

2.1	Salary. Executive shall receive for services an annualized base salary of $230,000 subject to standard federal and state withholding requirements, payable in accordance with the Company’s standard payroll practices.

2.2	Performance Bonus. Executive may be eligible for a bonus for each financial year on a basis to be determined by the Company in its sole discretion. Payment of the bonus shall be subject to the satisfaction of performance goals, to be determined by the Company in its sole discretion. The Company’s Board of Directors, in its sole discretion, shall determine the extent to which Executive has achieved the performance goals upon which Executive’s bonus is based.

2.3	Annual Review. As part of a yearly review of performance, Executive may be eligible for a change in salary, bonus and stock options based on performance, as determined by the Company’s Board of Directors.

2.4	Standard Company Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits which may be in effect from time to time and provided by the Company to its employees generally, and as may be amended or terminated from time to time in the Company’s sole discretion.

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2.5	Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard travel and expense reimbursement policy.

3.	PROPRIETARY INFORMATION, INVENTIONS AND NON-COMPETITION OBLIGATIONS.

3.1	Agreement. Executive acknowledges the enforceability of and agrees to continue to abide by the Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreement attached hereto as Exhibit A.

4.	OUTSIDE ACTIVITIES.

4.1	Other Employment/Enterprise. Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

4.2	Conflicting Interests. Except as permitted by Section 4.3, while employed by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3	Competing Enterprises. While employed by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an employee, officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such entity shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

5.	FORMER EMPLOYMENT.

5.1	No Conflict With Existing Obligations. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind made prior to his employment by the Company, including agreements or obligations he may have with prior employers or entities for which he has provided services. Executive has not entered into, and agrees he will not enter into, any agreement or obligation either written or oral in conflict herewith.

5.2	No Disclosure of Confidential Information. If, in spite of the second sentence in Section 5.1, Executive should find that confidential information belonging to any former employer might be usable in connection with Icoria’s business, Executive will not intentionally disclose to Icoria or use on behalf of Icoria any confidential information belonging to any of Executive’s former employers (except in accordance with agreements between Icoria and any such former employer); but during Executive’s employment by Icoria, he will use in the performance of his duties all information which is generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.

6.	TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment with Icoria is at-will, except as expressly modified in the Employment Agreement. The provisions of Sections 6.1 through 6.7 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will (as modified) status. Executive acknowledges that he is not entitled to any other severance under any other plan or policy of the Company.

6.1	Termination Without Cause. The Chief Executive Officer and Compensation Committee of the Board shall have the right to terminate Executive’s employment with the Company and this Agreement at any time without Cause by giving notice as described in Section 6.7 of this Agreement.

a)	In the event Executive’s employment is terminated by the Company without Cause, the Company, including without limitation any successors or assigns, will pay Executive an amount equal to one year of his base salary at the date of termination plus an amount equal to Executive’s aggregate COBRA premiums for a 12 month period (less applicable employee premium sharing amounts had he remained an active employee) determined based on the premiums in effect on the date of termination (“Severance Pay”). The Severance Pay shall be less applicable deductions and withholdings.

i) If the Executive is terminated without Cause between January 1st and June 30th, the Severance Pay will be paid in substantially equal installments on the Company’s normal payroll dates such that payment of the last installment occurs no later than March 14th of the year following his separation from the Company.

ii) If the Executive is terminated without Cause between July 1st and December 31st, the Severance Pay will not begin until the date that is six (6)

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months after the last day of his employment to the extent such delay in payment is necessary to comply with section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, at which time, Executive shall receive half of the Severance Pay. The remaining half shall be paid in six substantially equal installments on the Company’s normal payroll dates beginning with the first such payroll date occurring after the date that is six (6) months following the last day of his employment.

iii) Severance Pay will only be paid if Executive executes a general release of all claims against the Company and its present and former divisions, parent companies, subsidiaries, affiliates, predecessors, successors and assigns, together with all present and former agents, shareholders, directors, officers, employees, owners, representatives and attorneys of all such entities or persons and all persons acting by, through, under or in concert with any of them, including but not limited to language waiving any and all claims Executive has or has had against the Company or relating to any event or claim occurring prior to the date of the release, any state law claims and claims under federal employment law statutes, or any claims relating to his employment by or separation from the Company and language including a confidentiality and non-disparagement provision with language acceptable to the Company no later than twenty-one (21) days after the receipt of the release (or within 45 days of the receipt of the release if applicable; the parties agree that the determination of which amount of time applies will be made solely by the Company).

iv) In addition, Executive will only receive the aggregate amount equal to the second six months of Severance Pay if Executive is unable to secure comparable regular, full time employment or a consulting engagement lasting for more than six (6) months. During the time period Executive is receiving the aggregate amount of the last six months of Severance Pay, Executive must use diligent efforts to obtain such other employment, which must be documented in detail monthly in writing to the Company’s CEO. Executive shall have an obligation to notify the Company of any positions he accepts in any capacity during the applicable severance period. The parties agree that the Company’s CEO will determine and make the final decision on whether Executive has made diligent efforts to obtain other employment as required under this paragraph. The Company will have no further obligation to pay the remaining amount of the second six months of Severance Pay once the Executive is able to secure comparable regular, full time employment or a consulting engagement lasting for more than six (6) months or if the Company determines that Executive has not made diligent efforts to obtain other employment as required under this paragraph. However, if the Company terminates Executive’s employment without Cause within twelve (12) months after a Change of Control (as defined below) due to a redundancy in the Executive’s position, then Executive shall receive the entire Severance Pay regardless of efforts to find employment.

b)	Executive shall not receive Severance Pay unless and until the above-referenced release of all claims becomes effective, and can no longer be revoked under its terms.

c)	If a Change of Control (as defined below) occurs at anytime during the period when Executive is receiving Severance Pay, the remainder of the Severance Pay shall be due and payable to Executive in full, within 30 days after the closing date of the Change of Control, subject to the six month payment delay provided in 6.1(a) above.

d)	In the event that the Company terminates Executive’s employment without Cause within 30 days before or 12 months after the effective date of a Change of Control (as defined below), the Company, including without limitation any successors or assigns, will increase two-fold the amount of stock options otherwise vested up to 100%, subject to the above-referenced release of all claims becoming effective, and no longer able to be revoked under its terms.

“Change of Control” means the occurrence of any of the following events: (a) Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or (b) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

6.2

Termination by Executive Upon Change of Control. Executive may terminate this Agreement and his employment with the Company or any successor entity within twelve (12) months after any Change of Control, if any of the following occur and is not cured with 10 business days of Executive’s prompt written notice thereof to the Board or the governing body of the successor entity: (i) a material adverse change in Executive’s

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authority or duties from Executive’s authority or duties as of the date of the Change of Control; or (ii) the Company’s or successor entity’s relocation of Executive’s work place to a location more than 50 miles from Executive’s work place at the time of the Change of Control. Executive must give prompt written notice to the Board or the governing body of the successor entity, which shall be no later than 30 days from the event giving rise to this notice.

a)	In the event Executive terminates his employment pursuant to Section 6.2, the Company, including without limitation any successors or assigns, will pay Executive an amount equal to one year of his base salary at the date of termination plus an amount equal to Executive’s aggregate COBRA premiums for a 12 month period (less applicable employee premium sharing amounts had he remained an active employee) determined based on the premiums in effect on the date of termination (“Severance Pay”). The Severance Pay shall be less applicable deductions and withholdings.

i) If the Executive terminates his employment pursuant to Section 6.2 between January 1st and June 30th, the Severance Pay will be paid in substantially equal installments on the Company’s normal payroll dates such that payment of the last installment occurs no later than March 14th of the year following his separation from the Company.

ii) If the Executive terminates his employment pursuant to Section 6.2 between July 1st and December 31st, the Severance Pay will not begin until the date that is six (6) months after the last day of his employment to the extent such delay in payment is necessary to comply with section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, at which time, Executive shall receive half of the Severance Pay. The remaining half shall be paid in six substantially equal installments on the Company’s normal payroll dates beginning with the first such payroll date occurring after the date that is six (6) months following the last day of his employment.

iii) Severance Pay will only be paid if Executive executes a general release of all claims against the Company and its present and former divisions, parent companies, subsidiaries, affiliates, predecessors, successors and assigns, together with all present and former agents, shareholders, directors, officers, employees, owners, representatives and attorneys of all such entities or persons and all persons acting by, through, under or in concert with any of them, including but not limited to language waiving any and all claims Executive has or has had against the Company or relating to any event or claim occurring prior to the date of the release, any state law claims and claims under federal employment law statutes, or any claims relating to his employment by or separation from the Company and language including a confidentiality and non-disparagement provision with language acceptable to the Company no later than twenty-one (21) days after the receipt of the release (or within 45 days of the receipt of the release if applicable; the parties agree that the determination of which amount of time applies will be made solely by the Company).

iv) In addition, Executive will only receive the aggregate amount equal to the second six months of Severance Pay if Executive is unable to secure comparable regular, full time employment or a consulting engagement lasting for more than six (6) months. During the time period Executive is receiving the aggregate amount of the last six months of Severance Pay, Executive must use diligent efforts to obtain such other employment, which must be documented in detail monthly in writing to the Company’s CEO. Executive shall have an obligation to notify the Company of any positions he accepts in any capacity during the applicable severance period. The parties agree that the Company’s CEO will determine and make the final decision on whether Executive has made diligent efforts to obtain other employment as required under this paragraph. The Company will have no further obligation to pay the remaining amount of the second six months of Severance Pay once the Executive is able to secure comparable regular, full time employment or a consulting engagement lasting for more than six (6) months or if the Company determines that Executive has not made diligent efforts to obtain other employment as required under this paragraph.

b)	Executive shall not receive Severance Pay unless and until the above-referenced release of all claims becomes effective, and can no longer be revoked under its terms.

c)	In the event that the Executive terminates his employment pursuant to this Section 6.2, the Company, including without limitation any successors or assigns, will increase two-fold the amount of stock options otherwise vested up to 100%, subject to the above-referenced release of all claims becoming effective, and no longer able to be revoked under its terms.

6.3	Termination for Cause.

a)	The Chief Executive Officer and the Compensation Committee of the Board shall have the right to terminate this Agreement and Executive’s employment with the Company at any time for Cause by giving notice as described in Section 6.7 of this Agreement.

b)

“Cause” for termination shall mean: (1) conviction of, or pleading guilty or nolo contendere to, a felony or other crime involving theft, fraud or moral turpitude; (2) drug or alcohol abuse; (3) Executive’s material breach of this Agreement,

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including unsatisfactory job performance; (4) Executive’s refusal to abide by or comply with the directives of the Board; (5) Executive’s dishonesty, fraud, or misconduct with respect to the business affairs of the Company, including, without limitation, fraud, misappropriation or embezzlement; (6) intentional damage of any property worth in excess of $1,000 of the Company; (7) conduct by Executive which demonstrates gross unfitness to serve or (8) any violation of the Company rules or policies for which termination is the normal discipline based on policy or past practice

c)	If the Chief Executive Officer and Compensation Committee of the Board of the Company believe Executive is guilty of poor job performance referenced above in Section 6.2 (b)(3) that could lead to termination, Executive shall be provided sixty (60) days notice of possible termination and the opportunity to cure the stated deficiencies. This 60-day period will only apply to poor job performance under Section 6.2 (b) (3).

d)	In the event Executive’s employment is terminated at any time with Cause, he will not receive any severance pay, accelerated vesting of stock options, bonuses, or any other compensation or benefits, other than such base salary as Executive may be entitled to receive for services rendered prior to the termination.

6.4	Voluntary or Mutual Termination.

a)	Executive may voluntarily terminate this Agreement and his employment with the Company at any time by giving notice as described in Section 6.7.

b)	In the event Executive voluntarily terminates this Agreement and his employment, he will not receive any severance pay, accelerated vesting of stock options, bonuses, or any other compensation or benefits, other than such base salary as Executive may be entitled to receive for services rendered prior to the termination.

6.5	Termination for Inability to Regularly Perform Duties.

a)	The Company’s Chief Executive Officer and the Compensation Committee may terminate this Agreement and Executive’s employment in the event of any illness, disability or other physical or mental incapacity in such a manner that Executive is physically rendered unable regularly to perform the essential functions of his job duties hereunder, with or without reasonable accommodation, as validated by certified physician. This paragraph 6.5 is not intended to supplant or waive any rights Executive may otherwise have to claim benefits, financial or otherwise, for illness, disability or incapacity under any federal, state or local law, or any company policy.

b)	The Company’s Chief Executive Officer shall make the determination regarding whether Executive is unable regularly to perform his duties as described in subsection (a) above.

c)	In the event Executive’s employment is terminated at any time for inability to regularly perform duties as described in subsection (a) above, he will not receive any severance pay, accelerated vesting of stock options, bonuses, or any other compensation or benefits, other than such base salary as Executive may be entitled to receive for services rendered prior to the termination.

6.6	Dissolution, Liquidation or Insolvency of the Company. Notwithstanding the above, in the event Executive’s employment and this Agreement is terminated by the Company in connection with or as a result of the liquidation, dissolution, insolvency or other winding up of the affairs of the Company without the establishment of a successor entity to the Company, the Company shall have no obligation to provide severance or further financial consideration to Executive, including a performance bonus, except for any reasonable expense reimbursements or base salary that Executive has accrued and earned at the time of such termination.

6.7	Notice: Effective Date of Termination. Termination of Executive’s employment and this Agreement pursuant to the terms of this Agreement shall be effective:

a)	immediately after Executive, for any reason, gives written notice to the Company’s Chief Executive Officer of his termination, unless an effective date is otherwise mutually agreed upon, or

b)	immediately upon the Company’s Chief Executive Officer giving written notice to Executive of his termination for Cause, without Cause or as a result of an event listed in Section 6.4, 6.5, or 6.6 above, unless an effective date is otherwise established by the CEO.

6.8

Non-Compete/Non-Solicitation Provision. In consideration of his employment with Icoria, Executive agrees that during this Agreement and for the longer of twelve (12) months after the separation of his employment with the Company for any reason, whether Executive’s resignation or termination by Icoria, or any period for which he is receiving severance payments from Icoria under the terms of Section 6.1 (a) or 6.2 (a) of this Agreement, he will not directly or indirectly become engaged in any “Competitive Activity” (as defined below) in Durham and Wake Counties, North Carolina, the State of North Carolina and/or the United States of America, and/or the countries of Western Europe. For purposes of this Paragraph, “Competitive Activity” means directly or indirectly, whether as an employee, director, officer, agent, manager, consultant, partner, owner or independent contractor or other participant, providing any research,

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development, or other intellectual property activities, or any other services the same or similar to the services Executive provided to the Company, for any business, firm, corporation, partnership, enterprise or organization in the human healthcare industry which engages in the sale, trade, service, or production or attempted sale, trade, service, or production of products which are competitor products to the products produced, sold or designed by the Company for which Executive was responsible or in which Executive was involved during the last two (2) years of Executive’s employment with the Company. To the extent Section 5 of Exhibit A is inconsistent with this provision, this provision shall control.

Executive may pursue possible employment with the organizations defined in the above sections, so long as he seeks, and receives written consent, in advance, from the CEO of the Company, or his designee. The Company agrees that it will respond to all such written requests for consent within five (5) business days, in writing, and that it will not unreasonably refuse such a request for consent.

In further consideration of his employment with Icoria, Executive for the duration of his employment with Icoria and for the longer of twelve (12) months after the separation of his employment with the Company for any reason, whether Executive’s resignation or termination by Icoria, or any period for which he is receiving severance payments from Icoria under the terms of Section 6.1 (a) or 6.2 (a) of this Agreement, he shall not recruit or encourage employees of Icoria to leave Icoria or to solicit or accept a position with any company or business with which he affiliated or allow any such company or business, to the extent it is in his control, to engage in any activity which, were it done by him, would violate any provision of this Section 6.8; provided, however, that Icoria acknowledges and agrees that a company or business with which Executive is affiliated may employ or engage Icoria employees that have left Icoria, so long as the company or business did not recruit or encourage the Icoria employee to leave Icoria. It is understood that discussions, whether occurring before or after the date of this Agreement, resulting from general employment advertisements or initiated by Icoria employees, do not constitute recruitment or encouragement to leave.

7.	GENERAL PROVISIONS.

7.1.	Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by hand, telecopier, or telex) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

7.2	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3	Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4	Complete Agreement. This Agreement and its attachments constitute the entire agreement between Executive and the Company. This Agreement is the complete, final and exclusive embodiment of their agreement with regard to this subject matter and supercedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by the President and Chief Executive Officer of the Company.

7.5	Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6	Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7	Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

7.8	Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of North Carolina. Executive expressly consents to the jurisdiction of the state and federal courts for Durham County, North Carolina, for all actions arising out of or relating to this Agreement.

7.9	Survival. The provisions of Sections 3 and 6.8 through 7.9 hereof shall survive the termination of this Agreement, regardless of the manner or cause of such termination.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first below written.

Icoria, Inc.

By:	/s/ Douglas R. Morton, Jr.
For Icoria, Inc.

Accepted and agreed to by:

/s/ Thomas Colatsky
Thomas Colatsky